UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
        THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                    000-28236
                             Commission File Number


                                GE INVISION, INC.
             (Exact name of registrant as specified in its charter)


                           INVISION TECHNOLOGIES, INC.
         (Former name or former address, if changed since last report.)


                             7151 GATEWAY BOULEVARD
                            NEWARK, CALIFORNIA 94560
                            TELEPHONE: (510) 739-2400
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                      3% CONVERTIBLE SENIOR NOTES DUE 2023
            (Title of each class of securities covered by this Form)


                                      NONE
   (Titles of all other classes of securities for which aduty to file reports under section 13(a) or 15(d) remains)


           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [ ]                 Rule 12h-3(b)(1)(i)   [X]
Rule 12g-4(a)(1)(ii)  [ ]                 Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(2)(i)   [ ]                 Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(ii)  [ ]                 Rule 12h-3(b)(2)(ii)  [ ]
                                          Rule 15d-6            [ ]


           Approximate number of holders of record as of the certification or notice date: Twenty-five (25)
             ----------------

           Pursuant to the requirements of the Securities Exchange Act of 1934, GE INVISION, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 10, 2004         By: /s/ Walter T. Henderson, Jr.
       ---------------------         -------------------------------------------
                                     Name: Walter T. Henderson, Jr.
                                     Title: Vice President & Assistant Treasurer